Exhibit 99.1

PRESS RELEASE

CONTACT:	Brenda Roncarati
Monterey County Bank Marketing Director
(831) 642-6070, Ext. 106
brenda@montereycountybank.com
David A. Bernahl, II

DAVID BERNAHL & STEPHANIE CHRIETZBERG JOIN

MONTEREY COUNTY BANK BOARD OF DIRECTORS

MONTEREY, Calif. – January 24, 2007 – David Alan Bernahl, II, President and CEO of Pacific Tweed Inc., and Stephanie Chrietzberg, Vice-President Business Development for Monterey County Bank have joined the Board of Directors of Monterey County Bank, the oldest locally owned and operated bank in Monterey County.

Mr. Bernahl is co-founder of Pacific Tweed Inc., a high-end men’s and women’s retail apparel store in the Crossroads Shopping Village.  In addition to running his successful business, he is currently Board Chair for CASA Monterey County, a Board Member of the Workforce Investment Board, and a Board Member of the Sheriff’s Advisory Council.  Mr. Bernahl is also an active member of the Carmel Rotary Club, sits on the Advisory Board for the Art of Food (a nationally televised cooking show on PBS), and is a past Board Member of the Carmel Chamber of Commerce.

Ms. Chrietzberg joined the bank in May 2006, after serving for 15 years as Assistant Controller for the Doubletree Hotel Monterey, and subsequently the Portola Plaza Monterey Bay.  She graduated from the University of North Texas with a degree in Business Administration in 1990, and shortly thereafter moved to Monterey.  Ms. Chrietzberg is a member of the Sheriff’s Advisory Council, and is currently participating in the Leadership Monterey Peninsula program, from which she will graduate in June.

Charles T. Chrietzberg, Jr., Monterey County Bank President & CEO, announced, “Our bank is fortunate to welcome two great additions to our Board.  I’ve known David for almost 10 years, and was first impressed when he managed La Gondola restaurant in the Barnyard back in 1997.   David brings immense retail experience, and the bank will benefit from his retail perspective.  I’m very happy to have Stephanie represent the younger generation of the Chrietzberg family on the Monterey County Bank Board of Directors, and I know that her many years of management experience in the hospitality industry will prove to be a tremendous asset to Monterey County Bank.”

Monterey County Bank was chartered by the California State Banking Department in August 1976, and first opened its doors for business in May 1977. Monterey County Bank has four branches located primarily on the Monterey Peninsula and serves all of Monterey County with Small Business Administration (SBA), merchant card services, mortgage and construction lending programs, specializing in small business banking. Monterey County Bank can approve SBA loans in-house, resulting in a much faster turnaround for small businesses obtaining SBA financing. Because Monterey County Bank is locally owned and managed, all decisions, including loan approvals are made in the local office.

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